Exhibit 99.2

Second Quarter 2018 Financial Results and Business Update

Conference Call Script

John McDonough – CEO Commentary

John Sprague – CFO Commentary

Zack Kubow (W2O) – Moderator

August 2, 2018 – 4:30 pm ET

Leader Dial-In Number: 1-877-808-1531

Conference ID: 13681601

Operator:

Good afternoon, ladies and gentlemen. Thank you for standing by, and welcome to the T2 Biosystems 2018 second quarter financial results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. It is now my pleasure to turn the call over to Zack Kubow, of the W2O Group.

Please go ahead, sir.

Zack Kubow

Thank you, operator, and good afternoon everyone. Thanks for joining us for the T2 Biosystems 2018 second quarter financial results conference call. On the call to discuss the results and operational highlights for the quarter ended June 30, 2018, are President and CEO, John McDonough, and Chief Financial Officer, John Sprague. The executive team will open the call with some prepared remarks, followed by a question-and-answer period.

I would like to remind everyone that comments made by management today and answers to questions will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products. Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems’ Annual Report on Form 10-K filed with the SEC on March 19, 2018 and other filings the company makes with the SEC from time to time. The company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

With that, I’d like to turn the call over to President and CEO, John McDonough, good afternoon. John?

John McDonough:

Thank you, Zack. Good afternoon, everyone, and thank you for joining us as we discuss the progress, results and outlook following our 2018 second quarter.

The highlight of the second quarter was the FDA clearance of the T2Bacteria Panel announced on May 29th, setting the stage for what we believe to be the most important product launch to date at T2 Biosystems. While we have been working toward this goal for years, in many ways achieving this clearance is like a new start here at the Company, and everyone is energized to support the launch. T2Bacteria is the first and only FDA-cleared test to identify sepsis-causing bacteria directly from whole blood. Combined with the T2Candida Panel, our T2Direct Diagnostics offering is now uniquely positioned as what we believe will become a “must-have” technology to significantly enhance existing sepsis protocols to deliver better patient outcomes and reduce healthcare spending on this often-preventable condition.

Our vision, and that of many users is that our products will eventually allow for a new protocol and revised standards for addressing patients at risk of sepsis, and while other technologies will play some role in the fight against infections, no technology available today, can come close to the speed and accuracy of our platform for detecting the most critical information that can enable targeted and effective therapy. In short, we believe the time will come in the not-so-distant future when it will be simply irresponsible to rely solely on blood culture-based protocols and probability based, trial-and-error medicine for one of the most deadly conditions in the hospital.

We were also pleased in June to raise 52.6 million dollars in gross proceeds from an equity offering, providing additional capital to support the launch and execute on our other strategic initiatives.

With that said, I am pleased to report that the T2Bacteria launch is progressing as planned and the early feedback has been highly encouraging. I will provide some more color on the launch in a moment, but first I will provide a high-level summary of key financial results and commercial metrics from the quarter. After my remarks, I will pass the call to our CFO, John Sprague, who will provide a detailed financial review, including a recap of our full year guidance.

In the second quarter, we reported total revenues of 3.9 million dollars and product revenue of over 1.2 million dollars. Both revenue levels met or exceeded our guidance, and more importantly, reflect solid trends in commercial activity – predominantly based on activity before the T2Bacteria clearance and launch.

Overall, product revenue grew 71 percent from the second quarter of 2017, driven by growing sales of the T2Candida Panel and the T2Dx Instrument. This included increased T2Candida usage on a “same store” basis over last quarter – a positive sign that utilization is growing over time.

We also delivered encouraging results across the key commercial metrics that we measure to evaluate the health and outlook for our business. During the second quarter, we continued to build momentum with new instrument contracts, securing 10 contracts for the placement of 9 T2Dx instruments, ahead of our guidance for 6 new contracts and 8 new instrument placements during the quarter. This will provide an estimated over 45,000 high-risk patients with access to a T2Dx, ahead of our target of growing by 35,000 patients in the quarter.

In addition, we had another strong quarter building our sales pipeline, reflected by the sustained increase in new proposals delivered over the past three quarters leading into the FDA clearance for T2Bacteria. In the United States, we delivered 20 proposals in the second quarter, following 17 delivered in Q1 and 24 delivered in Q4, which is 2 to 3 times higher than the average number of proposals delivered per quarter earlier in 2017. To date, 9 of these proposals have turned into signed contracts, and all of the other hospitals that received proposals remain actively engaged.

As of June 30, 2018, we have 73 instruments placed or contracted to be placed, covering 158 hospitals in the United States and worldwide. We estimate that each instrument in the U.S. may generate approximately 300 thousand dollars in recurring revenue every year once hospitals go live and ramp up testing of patients with T2Bacteria and T2Candida, which could take 12 to 18 months.

Let’s turn now to discuss the launch of T2Bacteria. We are off to a strong start and it is clear that the market has been eagerly awaiting the availability of T2Bacteria. Our reps have been actively engaging with our existing customers, targeted hospitals, and responding to inbound interest. Compared to our prior experience with the launch of T2Candida, there is an elevated level of excitement and urgency and we are confident that this will be a tremendous catalyst for our business. We entered the launch with a 20-person U.S. sales organization that includes 12 sales representatives, and we plan to add about 4 new reps by the end of the year.

It is important to note that we still assume the sales cycle for new hospitals will be in the range of 6 to 12 months and then it will take another 3 to 6 months for a hospital to take delivery, calibrate, train and begin utilization of the platform. This is typical of all new diagnostic platforms.

Shortly after receiving FDA clearance, we attended the American Society for Microbiology, or ASM, Microbe conference on June 7 to 11. ASM Microbe is one of our largest customer meetings of the year and provided an excellent opportunity to raise awareness of the T2Bacteria Panel as a significant new addition to the T2Direct Diagnostics offering for the identification of sepsis-causing pathogens directly from whole blood in 3 to 5 hours. We had a strong in-booth presence featuring KOL presentations and our new marketing materials. This was complemented by late-breaker posters and data presented on the T2Bacteria Panel, highlighting its accuracy and speed.

The first U.S. presentation of the T2Bacteria pivotal clinical trial data was presented at ASM, covering a large study of over 1,400 patient samples collected across 11 hospital and hospital systems across the U.S. We have discussed the strong accuracy data from this study and others in the past, but I want to highlight a couple of additional results presented by the investigators:

•	T2Bacteria provided results more than 2.5 days faster than blood culture species identification and detected 69 patient bloodstream infections that were not detected by the concurrent blood culture.

•

More than 68 percent of patients in the clinical trial with a bloodstream infection confirmed by both T2Bacteria and blood culture could have benefited from earlier appropriate antibiotics based on the rapid T2Bacteria result.

•	T2Bacteria also had a noted advantage in detecting infected patients on antibiotics who were missed by the concurrent blood culture.

These are meaningful differences in speed and levels of detection, which is part of our core messaging that the combination of T2Bacteria and T2Candida can positively impact patient lives by allowing a faster and a more targeted therapeutic approach to treating patients while potentially saving institutions millions of dollars each year. We believe this is resonating in the marketplace and are encouraged by the interest from potential customers that we have targeted for the launch and from new in-bound interest generated at ASM and through other channels.

In addition to the data presented at ASM, we also saw continued growth in the number of published studies supporting our technology platform. This included 5 studies on T2Candida and 1 on the Candida auris panel published by the CDC. One of these studies was a recently published case study from Spain that detailed how the T2Candida Panel contributed to the healthy discharge of a 1-year-old transplant patient suspected of having sepsis by providing infection results earlier than blood culture and leading to more targeted antifungal therapy. The cadence of peer-reviewed journal articles on T2Candida serves as a valuable proof point for our technology platform and the T2Bacteria Panel.

Overall, our commercial team is off to a great start with the launch of T2Bacteria, and we are proud to be changing the clinical conversation and the economic equation as it relates to sepsis prevention and management.

Pipeline and Other Commercial Efforts

Before turning the call over to John Sprague for the details of our Q2 financial performance, I’d like to provide a brief update on our pipeline and development efforts.

1.

In May, we enrolled the first patient in our FDA clinical trial for the T2Lyme diagnostic panel. The study will evaluate the clinical performance of T2Lyme compared to skin biopsy and/or detection of the C6 antigen. We expect this clinical trial to continue into 2019, which may enable us to make a submission to the FDA sometime next year. We estimate the size of the T2Lyme market to be 700 million dollars and believe we can make a difference in detecting this growing disease by directly detecting the bacteria that enters the bloodstream from a tick bite.

2.

The T2Gram Negative Resistance Diagnostic Panel, being developed through a partnership with Allergan, remains on track for delivery of initial product to Allergan by the end of this calendar year. In the future, this product could be used to determine if a patient is resistant to the first-line therapy associated with certain deadly gram negative bacterial infections.

3.

The initial development efforts of an expanded T2Bacteria Panel are underway as part of our collaboration with CARB-X. The new tests aim to address the most serious superbugs and resistance genes on the antibiotic-resistance threat list published by the CDC. The tests delivered by T2 Biosystems will aim to identify 20 or more additional infectious species and resistance genes directly from whole blood beyond T2Bacteria and T2Candida.

With that, let me turn the call over to John Sprague who will review our second quarter 2018 financial results in greater detail. John?

John Sprague:

Thank you, John.

Second quarter 2018 financial results:

Second quarter 2018 total revenue of $3.9 million exceeded the high end of guidance by 18%, and increased 70% over last quarter’s revenues of $2.3 million and 290% over last year’s second quarter revenues of $1.0 million.

Product revenues, primarily T2Candida Panel and T2Dx Instrument sales, of $1.2 million were above the mid-range of guidance, a 20% increase over last quarter’s product revenues of $1.0 million and a 71% increase over last year’s second quarter product revenues of $0.7 million.

Research revenues were $2.7 million compared to $1.3 million last quarter and $0.2 million in last year’s second quarter. Research revenues included a one-time $1.3 million milestone payment from our partnership with Canon.

Costs and expenses, excluding cost of product revenue, were $11.4 million, compared to $10.5 last quarter and $12.9 million in last year’s second quarter and include depreciation and non-cash stock compensation from stock options and restricted stock unit, or RSU, grants. Non-cash depreciation and stock compensation expense was $4.0 million compared to $1.7 million last quarter and $1.8 million in last year’s second quarter and increased primarily due to the vesting of performance-based RSUs.

Operating margins were a loss of $10.9 million, compared to a loss of $11.4 million last quarter and a loss of $13.9 million in last year’s second quarter.

Net interest expense and other non-operating expenses were $1.4 million compared to $1.5 million last quarter and $1.6 million in last year’s second quarter.

Our net loss was $12.3 million, ($0.32) per share, compared to a net loss last quarter of $12.9 million, ($0.36) per share and a net loss in last year’s second quarter of $15.5 million, ($0.50) per share. Weighted average shares outstanding were 38.3 million compared to 36.0 million last quarter and 30.7 million in last year’s second quarter.

Our cash and cash equivalents were $70.7 million at June 30, 2018. As John mentioned, in June we raised $52.6 million in gross proceeds from an equity offering. We believe our cash and financing sources are sufficient through at least the first half of 2020, providing sufficient runway to demonstrate that the new T2Direct Diagnostics offering has changed the commercial trajectory of the company.

First half 2018 financial results:

First half 2018 total revenue was $6.2 million and increased 226% over last year’s first half revenues of $1.9 million.

Product revenues, primarily T2Candida Panel and T2Dx Instrument sales, were $2.3 million, a 64% increase over last year’s first half product revenues of $1.4 million.

Research revenues were $4.0 million compared to $0.5 million in last year’s first half. Research revenues included a one-time $1.3 million milestone payment from our partnership with Canon.

First half 2018 costs and expenses, excluding cost of product revenue, were $21.8 million compared to $25.3 million in last year’s first half and include non-cash depreciation and stock compensation from stock options and RSUs. Non-cash depreciation and stock compensation expense was $6.2 million compared to $3.4 million in last year’s first half and increased primarily due to the vesting of performance-based RSUs.

Operating margins were a loss of $22.3 million, compared to a loss of $27.1 million in last year’s first half.

Net interest expense and other non-operating expenses were $2.9 million compared to $3.1 million in last year’s first half.

Our net loss was $25.2 million, ($0.68) per share, compared to a net loss of $30.2 million, ($0.99) per share in last year’s first half. Weighted average shares outstanding were 37.1 million compared to 30.6 million in last year’s first half.

Second half 2018 Outlook:

The following forward-looking statements reflect estimates based on information as of August 2, 2018 and are subject to uncertainty.

We re-affirm our guidance presented on our May 29, 2018 conference call and we are increasing the low end of the range for this year’s expected revenue.

We expect total 2018 revenue to be $10.5 million to $12.0 million, up from the previous guidance range of $10.0 million to $12.0 million. Product revenue is expected to be in the range of $5.0 million to $5.9 million, up from the previous range of $4.5 million to $5.9 million. Research revenue is expected to be in the range of $5.5 million to $6.1 million.

We expect revenue to at least double in each of 2019 and 2020 as more accounts go live and are testing with T2Bacteria and to achieve total revenue in 2020 in the range of at least $50 million.

In the second half of 2018, we expect to close contracts for the placement of 20 to 25 instruments, with approximately 70% of these instruments to be placed in the United States. We estimate that these placements will provide access to at least 75,000 patients suspected of sepsis. The number of high-risk patients is important as it represents the current existing market opportunity for the T2Candida and T2Bacteria Panels if every patient at hospitals under contract were tested at the time they showed symptoms of infection. However, this metric is becoming increasingly difficult to accurately track and report, and ultimately will become less meaningful as we expand our installed base and drive adoption into this high-risk population, which will be reflected in our utilization and recurring T2Bacteria and T2Candida panel sales. Therefore, we will likely discontinue this metric after reporting results for the fourth quarter and full year 2018.

As John mentioned, it typically takes new instrument placements an average of three to six months to go live and patient testing commences as hospitals are required to validate any new diagnostic tests and instruments. During this period, the Company typically receives nominal revenue unless the instrument has been purchased by the hospital, which in the United States occurs about 15% of the time. International distributors typically purchase instruments at a 30% discount off the list price of $100,000 per instrument.

We expect the average sales price for the T2Bacteria panel to be $150 and for T2Candida Panel to hold at $200 per test. International distributors typically receive about a 30% discount.

We estimate that a single T2Dx instrument is capable of running about 3,000 tests per year. Over time, as patient testing grows in the hospital, we expect each T2Dx instrument to generate about $300,000 in annual revenue from the combination of T2Bacteria and T2Candida testing.

We expect quarterly operating expenses to stay in the range of $10.8 million to $11.8 million per quarter in the second half of 2018, including non-cash depreciation and stock based compensation of approximately $2.0 million each quarter and non-cash stock based compensation from performance-based RSUs of $0.8 million each quarter. Non-cash stock based compensation expenses may be impacted by the timing of performance-based RSU vesting.

We estimate that we will achieve cash flow break-even between $65 million and $75 million in annual revenue. We expect our gross margins to be approximately 45% to 50% at these revenue levels.

Our weighted average shares outstanding of 38.3 million may be impacted by stock option exercises.

Thank you and back to John McDonough for closing remarks.

John McDonough:

Thank you, John. In summary, we continue to make commercial progress and are encouraged by the initial feedback from the roll-out of the T2Bacteria launch. We expect the launch will drive increased instrument placements in the second half of 2018, with momentum continuing to build in 2019 and beyond as our installed base continues to grow and we drive higher volumes of recurring testing revenue. We remain confident that this will allow us to at least double our revenue in each of the next 2 to 3 full years.

I would like to thank the fund managers and analysts that participated in the recent financing. We are working hard and smart to make sure that your confidence pays off. We continue to expect the T2MR breakthrough to one day be seen as one of the most important developments in fighting infectious disease and making septic infections far less lethal, resulting in far more patients being discharged and walking out of the hospital.

Thank you for your participation in today’s call and for your continued interest in T2 Biosystems. That concludes our prepared remarks for this evening. Operator, we’ll now open the call for questions.